EXHIBIT 99.1

Media Susan Neath Porter Novelli Life Sciences (619) 849-6007	Raj Shrotriya President & CEO Spectrum Pharmaceuticals (949) 743-9295	Russell Skibsted SVP & Chief Business Officer Spectrum Pharmaceuticals (949) 743-9234

Spectrum Pharmaceuticals Announces That Sumatriptan Injection Litigation With GlaxoSmithKline® Has Been Dismissed Pursuant to the Settlement Agreement

•	Litigation dismissed after the 30-day review period passed with no comment from the Federal Trade Commission (FTC)

•	Spectrum expects Sumatriptan Injection to launch in 2H 2008

•	Spectrum received $5 million as a milestone payment from PAR earlier this month

•	Spectrum to receive majority of profit from sales

IRVINE, CA – December 21, 2006—Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) announced today that patent litigation relating to sumatriptan injection, the generic version of GlaxoSmithKline’s® Imitrex® Injection, has been dismissed by the United States District Court for the District of Delaware pursuant to the previously-announced settlement agreement between Spectrum and GSK.

In November, Spectrum and GSK reached an agreement to settle patent litigation relating to sumatriptan injection. The terms of the confidential agreement provide that Spectrum may exclusively distribute authorized generic versions of certain sumatriptan injection products in the United States with an expected launch during GSK’s sumatriptan pediatric exclusivity period which begins on August 6, 2008, but with the launch occurring not later than November 6, 2008. Spectrum will launch sumatriptan injection through its partner for the sale and distribution of the drug, Par Pharmaceutical Companies, Inc.

“As we expected, at our request the court has dismissed this patent litigation with GSK which will allow us to move forward under the previously announced settlement agreement for sumatriptan injection,” stated Rajesh Shrotriya, M.D., Chairman, President and CEO of Spectrum. “This will enable our partner PAR Pharmaceutical to continue with the launch of sumatriptan injection ahead of GSK’s patent expiration and allow us to begin receiving profits upon sales as early as 2008.”

In February 2006, Spectrum entered into an agreement with Par Pharmaceutical to develop and market generic drugs for the company, including sumatriptan injection. In 2004, Spectrum filed an Abbreviated New Drug Application (ANDA) containing a paragraph IV certification with the U.S. Food and Drug Administration seeking marketing clearance for sumatriptan injection, which was tentatively approved by the FDA in October 2006.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals opportunistically acquires and advances a diversified portfolio of drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drug candidates with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking Statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, the timing of the launch of sumatriptan injection and receiving profits and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

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